Exhibit 4.10

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

WELLS FARGO CAPITAL XV

THIS Certificate of Amendment to Certificate of Trust of Wells Fargo Capital XV (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of the Trust which was filed on March 14, 2008 (the “Certificate of Trust”), with the Secretary of State of the State of Delaware under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust is Wells Fargo Capital XV.

2. Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name and business address of the trustee of the Trust with a principal place of business in Delaware to: BNY Mellon Trust of Delaware, 100 White Clay Center, Route 273, Newark, Delaware 19711.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned, a trustee of the Trust, has executed this Certificate of Amendment in accordance with Section 3811 of the Act.

BNY Mellon Trust of Delaware, not in its individual capacity but solely as trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President